Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

Carol Hausner

Executive Director, Investor Relations

and Corporate Communications

ImmunoGen, Inc.

(781) 895-0600

info@immunogen.com

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2009 Financial Results

- Pipeline Progress includes Initiation of Trastuzumab-DM1 (T-DM1) Phase III Clinical

Testing and Achievements with IMGN901 for Multiple Myeloma -

WALTHAM, MA, April 30, 2009 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended March 31, 2009 – the third quarter of the Company’s 2009 fiscal year.

Daniel Junius, President and CEO commented, “Genentech and Roche are implementing a broad and aggressive development strategy for T-DM1, and we expect that it will not only be the first compound to be commercialized utilizing our TAP technology, but also that it will become a substantial product. Late-stage clinical trials already are underway evaluating T-DM1 as a third-line, a second-line and as a first-line treatment for HER2-positive metastatic breast cancer, and Genentech has noted that its evaluation for adjuvant use is now being considered.

“At the same time, ImmunoGen has a number of value drivers in addition to T-DM1,” Mr. Junius continued. “We’re seeing heightened interest in licenses to our TAP technology. We’ve had encouraging initial findings with IMGN901 in both solid and liquid tumors when used as a single agent and we remain on track to begin this summer the evaluation of IMGN901 in combination with an approved therapy for multiple myeloma. We expect to make a go/no go decision for IMGN242 this year and also to report the first clinical findings with IMGN388.  Additionally, we expect the first clinical data to be reported for other partner TAP compounds later this year and for two-to-four more compounds to advance into the clinic in 2010 through our collaborations.”

Recent Highlights

•                  Dose escalation has completed in the Company’s IMGN901 monotherapy study in multiple myeloma, clearing the way for initiation of the IMGN901 combination study this summer.

-more-

•                  Genentech, a wholly-owned member of the Roche Group, reported that patient enrollment has completed – ahead of schedule – in the Phase II trial assessing T-DM1 as a third-line treatment for HER2-positive metastatic breast cancer (MBC). Genentech has stated that, if the data from this study are compelling, it will discuss an earlier approval path with the US Food and Drug Administration (FDA).

•                  Genentech and Roche initiated Phase III testing of T-DM1, triggering a $6.5 million milestone payment to ImmunoGen. Genentech also disclosed that trials to evaluate T-DM1 as an adjuvant treatment for HER2-positive breast cancer are being considered.

•                  Clinical data on two ImmunoGen/collaborator compounds will be reported at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting being held May 29 - June 2, 2009.

•                  Nine oral and poster presentations were made by ImmunoGen/collaborator scientists at the American Association for Cancer Research (AACR) 100th Annual Meeting 2009 this month.

Financial Results

For the three-month period ended March 31, 2009, ImmunoGen reported a net loss of $4.6 million, or $0.09 per basic and diluted share, compared to a net loss of $12.8 million, or $0.30 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended March 31, 2009 were $8.2 million, compared to $14.6 million for the same quarter last year. Third quarter fiscal 2009 revenues include $7.3 million of license and milestone fees, compared to $5.2 million for the same quarter last year. Included in license and milestone fees for the third quarter of fiscal 2009 is a $6.5 million milestone payment earned from Genentech with the start of T-DM1 Phase III clinical testing; the third quarter of fiscal 2008 revenues included a total of $4.0 million in milestone payments earned across several collaborative partners. Third quarter fiscal 2009 revenues also include $4,000 of clinical material reimbursement, compared to $5.8 million for the same quarter last year. These revenues derive from ImmunoGen’s manufacturing of clinical materials on behalf of its collaborators and, as needed, from supplying them with its DM1/DM4 cytotoxic agents. The lower clinical material reimbursement revenue for the third quarter of fiscal 2009 compared with the same period in fiscal 2008 is primarily due to the inclusion in the prior year period of $4.0 million in revenue recognized with the Company supplying a collaborator with one of its cytotoxic agents and also to no clinical material batches being released during the current period. The third quarter fiscal 2009 revenues also include $0.9 million of research and development support fees, compared to $3.5 million for the same period last year. These fees primarily represent funding from the Company’s collaborative partners for research conducted on their behalf. The decreased funding in the current period compared to the prior year period is primarily due to a reduction in the amount earned from sanofi-aventis following the conclusion of their committed funding obligations in 2008.

Operating expenses for the three-month period ended March 31, 2009 were $12.7 million, compared to $28.0 million in the same period last year. The operating expenses in the third quarter of fiscal 2009 include research and development expenses of $9.5 million, compared to $23.3 million for the same quarter last year. The decrease in research and development expenses for the quarter ended March 31, 2009 versus the prior-year period is primarily due to decreased antibody development and supply costs, reduced cost of clinical materials reimbursed and greater overhead utilization, partially offset by increased salaries and related expenses and higher clinical trial costs. Third quarter fiscal 2009 operating expenses also include general and administrative expenses of $3.2 million, compared to $4.7 million for the same quarter last year. During the third quarter of fiscal 2008, the Company recognized $0.7 million of expense related to the rental of laboratory and office space in Waltham, MA that the Company occupied in late March 2008, as well as $0.6 million of move-related expenses, classifying such as general and administrative expenses. In addition, patent expenses in the most recent quarterly period were lower by $0.4 million compared to the same quarter of last year due to the level and timing of patent activity.

Other (expense)/income, net, consisting primarily of interest income, (losses)/gains recognized on forward contracts and losses realized on investments due to impairment, was $(0.1) million in the third quarter of fiscal 2009, compared to $0.5 million for the same period last year. Included in other (expense)/income, net, for the third quarter of fiscal 2009 is $0.1 million of interest income, $(0.1) million of losses recognized on forward contracts and $(0.1) million of impairment charges on investments. Other (expense)/ income, net, for the third quarter of fiscal 2008 included $0.5 million of interest income, $0.5 million of gains recognized on forward contracts and $(0.3) million of impairment charges on investments.

ImmunoGen had approximately $43.4 million in cash and marketable securities as of March 31, 2009, compared with $47.9 million as of June 30, 2008, and had no debt outstanding in either period. During the first nine months of fiscal 2009, cash used in operations was $3.0 million, compared to $2.5 million during the same period in fiscal 2008. Capital expenditures were $1.5 million for the first nine months of fiscal 2009, compared to $17.6 million for the same period in fiscal 2008. Capital expenditures for the prior period included $3.6 million for improvement of the Company’s capabilities at its manufacturing plant in Norwood, MA and $10.9 million to build out the laboratory and office space at the Waltham, MA facility. The $10.9 million of leasehold improvements were reimbursed to the Company by the landlord of the Waltham facility, reducing the cash used in operations in fiscal 2008.

ImmunoGen expects its net loss for its 2009 fiscal year ending June 30, 2009 to be between $31-33 million, compared with previous guidance of $34-37 million. The Company further expects its cash used in operations to be between $12-14 million, compared with previous guidance of $16-19 million, and its capital expenditures to be approximately $2 million, consistent with previous guidance. Cash and marketable securities at June 30, 2009 are anticipated to be between $31-33 million.

“We expect to end our 2009 fiscal year with $31-33 million in cash and marketable securities, which reflects that we expect our projected cash used in operations in fiscal 2009 to be $12-14 million,” commented Gregory Perry, Senior Vice President and Chief Financial Officer. “Our modest projected cash use reflects that, as the committed research support funding from sanofi-aventis came to its planned conclusion, we were able to limit cash use through increased upfront and milestone payments from new and existing partners combined with aggressive management of expenses. We continue to focus on building value in our product programs and technology, supporting our collaborators, and expanding our partnerships.”

UPDATE ON CLINICAL-STAGE ANTICANCER COMPOUNDS

T-DM1

This TAP compound comprises ImmunoGen’s DM1 cell-killing agent linked to the HER2-binding antibody, trastuzumab. It is in development by Genentech (US) and Roche (ex-US). Updates include:

•                  Genentech reported that patient enrollment had completed by March 2009 in the Phase II trial evaluating T-DM1 as a third-line treatment for HER2-positive MBC. Enrollment in this 100-patient, multi-center study began in July 2008. Genentech expects final study data by the first quarter of 2010 and has stated that, if the data from this study are compelling, it will discuss an earlier approval path with the FDA.

•                  Genentech and Roche initiated EMILIA, a multi-national Phase III trial evaluating T-DM1 as a second-line treatment for HER2-positive MBC. This 580-patient trial is expected to include approximately 260 clinical centers on a global basis.

•                  Genentech reported that it is considering conducting trials to evaluate T-DM1 in early-stage HER2-positive breast cancer (adjuvant treatment).

•                  Clinical testing of T-DM1 in combination with pertuzumab remains on track to begin in the first half of 2009.

•                  Final results from the 100-patient “second-line plus” Phase II trial will be reported at the upcoming ASCO annual meeting. Patient enrollment in this trial began in mid-2007 and was completed by mid-2008.

IMGN901

This ImmunoGen TAP compound is in clinical testing for the treatment of CD56-positive multiple myeloma (Study 003) and solid tumors (Study 002). Both Studies 003 and 002 are Phase I dose-escalation trials, with IMGN901 given as a single agent to patients whose cancer has progressed on the approved treatments for their disease.

•                  Dose escalation has completed in Study 003, a key step to establishing the maximum tolerated dose (MTD). This study includes an expansion phase in which additional patients will receive IMGN901 at the MTD. Data from Study 003 are expected to be reported at a clinical conference in the fourth quarter of 2009.

•                  The Company expects to initiate a Phase I clinical trial (Study 005) in the third quarter of 2009 to evaluate IMGN901 used in combination with lenalidomide (Revlimid®) and low dose dexamethasone. ImmunoGen scientists presented in vitro and in vivo findings highly supportive of the effects of combining these agents at the recent AACR conference.

•                  Dose escalation is ongoing in Study 002, with data presentation expected in the fourth quarter of 2009.

IMGN242

This ImmunoGen anticancer compound is in Phase II testing for the treatment of CanAg-expressing gastric cancer that failed first-line treatment.

•                  Early data from this trial will be reported in an abstract at the ASCO annual meeting.

•                  The Company expects to determine in 2009 whether this study will be expanded or concluded.

IMGN388, SAR3419, BIIB015, and BT-062

These are the most recent TAP compounds to enter clinical testing. IMGN388 is in development by ImmunoGen, while SAR3419, BIIB015 and BT-062 are in development by sanofi-aventis, Biogen Idec and Biotest, respectively.

•                  Findings on the processing of SAR3419 within cancer cells in vitro and in vivo were reported by ImmunoGen scientists at AACR. SAR3419 was initially developed by ImmunoGen and licensed to sanofi-aventis as part of a broader collaboration between the companies.

•                  ImmunoGen expects clinical findings to be reported in the second half of 2009 for most, if not all, of these compounds.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cell-killing agents. The Company’s TAP technology uses antibodies to deliver one of ImmunoGen’s proprietary cell-killing agents specifically to cancer targets. In addition to the Company’s product pipeline, compounds utilizing the TAP technology are in clinical testing through ImmunoGen’s collaborations with Genentech (a wholly-owned member of the Roche Group), sanofi-aventis, Biogen Idec and Biotest. The most advanced compound, T-DM1, is in Phase III testing being conducted by Genentech and Roche. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2009 fiscal year; its cash and marketable securities as of June 30, 2009; the advancement of trastuzumab-DM1 (T-DM1); the Company’s and its collaboration partners’ clinical trial activity and presentation of clinical data; and the Company’s partnering activities. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes as well as the research processes of potential collaboration partners; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission.

Revlimid® is a registered trademark of Celgene Corporation.

- Financials Follow -

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2009	June 30, 2008
ASSETS

Cash, cash equivalents and marketable securities	$43,366	$47,871
Other assets	30,281	35,467

Total assets	$73,647	$83,338

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$11,838	$10,386
Long-term portion of deferred revenue and other long-term liabilities	23,778	17,653
Shareholders’ equity	38,031	55,299

Total liabilities and shareholders’ equity	$73,647	$83,338

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

Revenues:
License and milestone fees	$7,314	$5,228	$14,303	$12,096
Clinical materials reimbursement	4	5,846	2,985	12,009
Research and development support	908	3,516	6,398	11,661

Total revenues	8,226	14,590	23,686	35,766

Expenses:
Research and development	9,493	23,282	34,241	47,274
General and administrative	3,243	4,675	10,442	10,626

Total operating expenses	12,736	27,957	44,683	57,900

Loss from operations	(4,510)	(13,367)	(20,997)	(22,134)

Other (expense)/income, net	(100)	524	(213)	2,064

Loss before taxes	(4,610)	(12,843)	(21,210)	(20,070)

Provision/(benefit) for income taxes	—	5	(100)	22

Net loss	$(4,610)	$(12,848)	$(21,110)	$(20,092)

Net loss per common share, basic and diluted	$(0.09)	$(0.30)	$(0.41)	$(0.47)

Average common shares outstanding, basic and diluted	51,037	42,906	50,880	42,673